Exhibit 3.2

BY-LAWS

OF
GEOGLOBAL RESOURCES INC.

ARTICLE ONE
STOCKHOLDERS

(As amended through February 9, 2012)

SECTION 1.1                                Annual Meetings.  An annual meeting of stockholders to elect directors and transact such other business as may properly be presented to the meeting shall be held on such date and at such place as the Board of Directors may from time to time fix, and if that day shall be a legal holiday in the jurisdiction in which the meeting is to be held, then on the next day not a legal holiday or as soon thereafter as may be practical as determined by the Board of Directors.

SECTION 1.2                                Special Meetings.  A special meeting of stockholders may be called at any time by the Chairman of the Board, by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board (as defined below) or by the Secretary at the direction of 33 1/3% of the voting power of all the then outstanding shares of the voting stock, voting together as a single class upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting.  Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting and as shall be stated in the notice of such meeting.  The Whole Board shall mean the total number of directors which the Corporation would have if there were no vacancies.

SECTION 1.3                                Notice of Meeting.  For each meeting of stockholders written notice shall be given stating the place, date and hour and, in the case of a special meeting, the purpose or purposes for which the meeting is called and, if the list of stockholders required by Section 1.9 is not to be at such place at least 10 days prior to the meeting, the place where such list will be.  Except as otherwise provided by Delaware law, written notice of any meeting shall be given not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  If mailed, notice shall be deemed to be given when deposited in United States mail, postage prepaid, directed to each stockholder at his address as it appears on the records of the Corporation.

SECTION 1.4                                Quorum.    Except as otherwise required by Delaware law or the Certificate of Incorporation, the holders of record of 33 1/3% of the shares of stock entitled to be voted present in person or represented by proxy at a meeting shall constitute a quorum for the transaction of business at the meeting, but in the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is obtained.  At any such adjourned session at the meeting at which there shall be present or represented the holders of record of the requisite number of shares, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 1.5                                Chairman and Secretary at Meeting.  At each meeting of stockholders the President, or in his absence the person designated in writing by the President, or if no person is designated, then a person designated by the Board of Directors, shall preside as chairman of the meeting;  if no person is so designated, then the meeting shall choose a chairman by plurality vote.  The Secretary, or in his absence a person designated by the chairman of the meeting, shall act as secretary of the meeting.

SECTION 1.6                                Voting; Proxies.  Except as otherwise provided by Delaware law or the Certificate of Incorporation, and subject to the provisions of Section 1.10:

(a)	Each stockholder shall at every meeting of the stockholders be entitled to one vote for each share of capital stock held by him.

(b)           Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c)           Directors shall be elected by a plurality vote.

(d)	Each matter, other than election of directors, properly presented to any meeting shall be decided by a majority of the votes cast on the matter.

(e)
Election of directors and the vote on any other matter presented to a meeting shall be by written ballot only if so ordered by the chairman of the meeting or if so requested by any stockholder present or represented by proxy at the meeting entitled to vote in such election or on such matter, as the case may be.

SECTION 1.7                                Adjourned Meetings.  A meeting of stockholders may be adjourned to another time or place as provided in Section 1.4 or 1.6(d).  Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken.  If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote.  At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 1.8                                Consent of Stockholders in Lieu of Meeting.  Any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Notice of the taking of such action shall be given promptly to each stockholder that would have been entitled to vote thereon at a meeting of stockholders and that did not consent thereto in writing.

SECTION 1.9                                List of Stockholders Entitled to Vote.  At least 10 days before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared and shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, at a place within the city where the meeting is to be held.  Such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

SECTION 1.10                                Fixing of Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 or less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.  If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the final written consent is expressed; and the record date for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE TWO

DIRECTORS

SECTION 2.1                                Number; Term of Office; Qualifications; Vacancies.  The number of directors that shall constitute the whole Board of Directors shall be no less than two and no more than nine, which number may be changed from time to time as determined by action of the Board of Directors taken by the affirmative vote of a majority of the whole Board of Directors.  Directors shall be elected at the annual meeting of stockholders to hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualified.  Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualified.

SECTION 2.2                                Resignation.  Any director of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation.  Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.  When one or more directors shall resign from the Board of Directors effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these By-Laws in the filling of other vacancies.

SECTION 2.3                                Removal.  Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the shares entitled to vote at an election of directors, or by the Board of Directors.

SECTION 2.4                                Regular and Annual Meetings; Notice.  Regular meetings of the Board of Directors shall be held at such time and at such place, within or without the State of Delaware, as the Board of Directors may from time to time prescribe.  No notice need be given of any regular meeting, and a notice, if given, need not specify the purposes thereof.  A meeting of the Board of Directors may be held without notice immediately after an annual meeting of stockholders at the same place as that at which such meeting was held.

SECTION 2.5                                Special Meetings; Notice.  A special meeting of the Board of Directors may be called at any time by the Board of Directors, its Chairman, the Executive Committee, the President or any person acting in the place of the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors.  Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting.  Notice of such meeting stating the time and place thereof shall be given (a) by deposit of the notice in the United States mail, first class, postage prepaid, at least two days before the day fixed for the meeting addressed to each director at his address as the director may have furnished the Corporation for that purpose, or (b) by delivery of the notice similarly addressed for dispatch by telegraph, cable or radio or by delivery of notice by telephone or in person, in each case at least 24 hours before the time fixed for the meeting.

SECTION 2.6                                Chairman of the Board; Presiding Officer and Secretary at Meetings.  The Board of Directors may elect one of its members to serve at its pleasure as Chairman of the Board.  Each meeting of the Board of Directors shall be presided over by the Chairman of the Board or in his absence by the President, if a director, or if neither is present, by such member of the Board of Directors as shall be chosen at the meeting.  The Secretary, or in his absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.

SECTION 2.7                                Quorum.  A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, but in the absence of a quorum a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present.  Except as otherwise required by the Certificate of Incorporation or the By-Laws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 2.8                                Meeting by Telephone.  Members of the Board of Directors or any committee thereof may participate in meetings of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 2.9                                Action Without Meeting.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or of such committee.

SECTION 2.10                                Executive and Other Committees.  The Board of directors may, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee and one or more other committees, each such committee to consist of one or more directors as the Board of Directors may from time to time determine.  Any such committee, to the extent provided in such resolution or resolutions, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers that may require it but no such committee shall have such power of authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws; and unless the resolution shall expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Each such committee other than the Executive Committee shall have such name as may be determined from time to time by the Board of Directors.

SECTION 2.11                                Compensation.  No Director shall receive any stated salary for his services as a director or as a member of a committee but shall receive such sum, if any, as may from time to time be fixed by the action of a majority of the Board of Directors.

ARTICLE THREE

OFFICERS

SECTION 3.1                                Election; Qualification.  The officers of the Corporation shall be a Chairman of the Board, President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors.  The Board of Directors may elect a Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers and such other officers as it may from time to time determine.  Two or more offices may be held by the same person.

SECTION 3.2                                Term of Office.  Each officer shall hold office from the time of his election and qualification to the time at which his successor is elected and qualified, unless he shall die or resign or shall be removed pursuant to Section 3.4 at any time sooner.

SECTION 3.3                                Resignation.  Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation.  Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 3.4                                Removal.  Any officer may be removed at any time, with or without cause, by the vote of a majority of the Whole Board.

SECTION 3.5                                Vacancies.  Any vacancy however caused in any office of the Corporation may be filled by the Board of Directors.

SECTION 3.6                                Compensation.  The compensation of each officer shall be such as the Board of Directors may from time to time determine.

SECTION 3.7                                Chairman of the Board.  The Chairman of the Board shall be the chairman of all meetings of the Board of Directors.

SECTION 3.8                                President.  The President shall be the chief executive officer of the Corporation and shall have general charge of the business and affairs of the Corporation, subject however to the right of the Board of Directors to confer specified powers on officers and subject generally to the direction of the Board of Directors and the Executive Committee, if any.

SECTION 3.9                                Vice President.  Each Vice President shall have such powers and duties as generally pertain to the office of Vice President and as the Board of Directors or the President may from time to time prescribe.  During the absence of the President or his inability to act, the Vice President, or if there shall be more than one Vice President, then that one designated by the Board of Directors, shall exercise the powers and shall perform the duties of the President, subject to the direction of the Board of Directors and the Executive Committee, if any.

SECTION 3.11                                Other Officers.  Each other officer of the Corporation shall exercise the powers and shall perform the duties incident to his office, subject to the direction of the Board of Directors and the Executive Committee, if any.

ARTICLE FOUR

CAPITAL STOCK

SECTION 4.1                                Stock Certificates.  The shares of stock of the Corporation shall be represented by certificates or such shares shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares are represented by certificates (if any) such certificates shall be in the form approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. Although, where any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

SECTION 4.2                                Transfer of Stock.  Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors shall from time to time prescribe.

SECTION 4.3                                Holders of Record.  Prior to due presentment for registration of transfer, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notification and otherwise entitled to all rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

SECTION 4.4                                Lost, Stolen, Destroyed or Mutilated Certificates.  The Corporation shall issue a new certificate of stock to replace a certificate theretofore issued by it alleged to have been lost, destroyed or wrongfully taken, if the owner or his legal representative (i) requests replacement, before the Corporation has notice that the stock certificate has been acquired by a bona fide purchaser; (ii) filed with the Corporation a bond sufficient to indemnify the Corporation against any loss or destruction of any such stock certificate or the issuance of any such new stock certificate; and (iii) satisfies such other terms and conditions as the Board of Directors may from time to time prescribe.

ARTICLE FIVE

MISCELLANEOUS

SECTION 5.1                                Indemnity

(a)           Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Corporation and as otherwise permitted by the Delaware General Corporation Law.

SECTION 5.2                                Waiver of Notice.  Whenever notice is required by the Certificate of Incorporation, the By-Laws or any provision of the Delaware General Corporation law, a written waiver thereof, signed by the person entitled to notice, whether before or after the time required for such notice, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver or notice.

SECTION 5.3                                Fiscal Year.  The fiscal year of the Corporation shall start on such date as the Board of Directors shall from time to time prescribe.

SECTION 5.4                                Corporate Seal.  The corporate seal shall be in such form as the Board of Directors may from time to time prescribe, and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE SIX

AMENDMENT OF BY-LAWS

SECTION 6.1                                Amendment.  The By-Laws may be altered, amended or repealed by the stockholders or by the Board of Directors by a majority vote.

ARTICLE SEVEN

REQUIREMENT FOR DISINTERESTED
STOCKHOLDER APPROVAL

7.1.           Definitions.  The following terms used in this Article Seven shall be defined as set forth in this Section 7.1:

“Affiliate” - means with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

“Buyer’s Shares” - means the 34.0 million shares of Common Stock issued pursuant to Section 1.3 of the Stock Purchase Agreement.

“Closing Date” or “Closing” - means the time referred to in Section 1.2 of the Stock Purchase Agreement.

“Commercial Production” - has the meaning assigned in Section 1.20 of the PSC-KG.

“Common Stock” - means the shares of the Corporation’s Common Stock, par value $0.001 per share.

“Company” - means GeoGlobal Resources (India) Inc., a corporation organized under the laws of the Province of Alberta, Canada, and its successors and assigns.

“Disinterested Stockholders” - has the meaning assigned in Section 7.2(i) of these By-laws.

“Escrow Agreement” - means that agreement referred to and defined in Section 6.8 of the Stock Purchase Agreement.

“Prohibited Action” - has the meaning assigned in Section 7.2 of these By-laws.

“PSC-KG” - means the Production Sharing Contract between the Government of India, Gujarat State Petroleum Corporation, Jubilant Enpro Limited and the Company made on February 4, 2003 on the terms contained therein on that date.

“Seller” - means Jean Paul Roy, an individual resident in Guatemala City, Guatemala and a party to the Stock Purchase Agreement.

“Stock Purchase Agreement” - means the agreement dated April 4, 2003 among the Company, the Seller and the Corporation.

“’33 Act” - means the U.S. Securities Act of 1933, as amended.

7.2.           Stockholder Approval Required for Prohibited Action.

During the period commencing on the Closing Date until the earlier of (i) the date Commercial Production occurs under the PSC-KG, or (ii) the termination of the PSC-KG as provided in Article 3.9 thereof, the Corporation shall not take any action (the “Prohibited Actions”) that will have the effect of in any way amending, altering, accelerating or delaying the provisions relating to the release and delivery to Seller or return to the Corporation of Buyer’s Shares from the escrow provided for in Articles 1.3(b), (c) or (d) of the Stock Purchase Agreement or as provided in Article II of the Escrow Agreement which actions are materially adverse to the interests of those shares of stock of the Corporation that are outstanding immediately prior to the Closing Date, including such shares as may be held by transferees of such shares who acquire their shares on or after the Closing Date.  The Prohibited Actions shall include, without limitation, the following:

(a)  as to the Corporation, by entering into any written or oral amendment of, or giving, seeking or agreeing to any waiver, consent or other accommodation, formally or informally, written or oral, including by any failure to take any action, under the Stock Purchase Agreement, the Escrow Agreement or the PSC-KG, provided, however, the PSC-KG shall not be subject to this Article Seven and Prohibited Actions shall not relate to the PSC-KG at any time after one year after the Closing Date, and

(b)  as to the Seller, in his capacity as a stockholder of the Corporation, by proposing, seeking approval for, voting in favor of, consenting with respect to or failing to take action to enforce the terms of the Stock Purchase Agreement, the Escrow Agreement or the PSC-KG, provided, however the PSC-KG shall not be subject to this Article Seven and Prohibited Actions shall not relate to the PSC-KG at any time after one year after the Closing Date.

(i)  Notwithstanding any provision of this Article Seven, a Prohibited Action may be taken by the Corporation, the Seller or the Company upon receiving the favorable vote of the holders of a majority of the shares of Common Stock of the Corporation outstanding prior to the Closing Date at a meeting of stockholders of the Corporation called for the purpose (herein referred to as the “Disinterested Stockholders”).  At such meeting, the Seller agrees, for himself and any transferee of those shares, that he will cause the Buyer’s Shares to be present for purposes of enabling the Corporation to obtain a quorum for conducting the meeting.  Subject to the exceptions of Section 7.2(ii) hereof, none of such Buyer’s Shares issued to Seller on the Closing Date (inclusive of Buyer’s Shares held in escrow) and no shares of the Corporation otherwise acquired, directly or indirectly, by Seller or his Affiliates or associates subsequent to the Closing Date outside of the Stock Purchase Agreement shall be entitled to vote on the subject matter of the proposal at such meeting of stockholders.  The proposal to take such Prohibited Action shall be deemed approved if it receives the favorable vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter of the proposal presented to the meeting.

(ii) With respect to the 14.5 million shares issued to Seller in accordance with Article 1.3(a) of the Stock Purchase Agreement, any such shares as are transferred by Seller after the Closing pursuant to the provisions of Rule 144 adopted under the ’33 Act may be transferred free of any restrictions imposed by the provisions of this Article Seven.  As to any other transfers of any shares issued to Seller under Article 1.3(a), (b) or (c) of the Stock Purchase Agreement, such transfer shall be conditioned upon the transferee’s agreeing to be bound by the provisions of the Stock Purchase Agreement, and in particular, Section 8.2 thereof and this Article Seven.

(d)  None of the Corporation, Seller or the Company shall take any actions, directly or indirectly, including the amendment of the Corporation’s or the Company’s Certificate of Incorporation or By-Laws, transfers of Buyer’s Shares, or entering into any agreement or amendment, written or oral, that will or is likely to adversely affect or prevent the enforcement thereafter of the provisions of this Article Seven.  Subject to Section 7.2(ii) hereof, Seller shall take such steps as are necessary to cause any transferee of his shares to agree to the provisions of this Article Seven.

(e)  Notwithstanding anything to the contrary contained in Section 6.1 of these By-laws, the provisions of this Article Seven of these By-laws shall only be amended after the adoption of Article Seven by a favorable vote of the Disinterested Stockholders of the Buyer.

(f)  This Article Seven of these By-laws shall lapse and no longer be in effect at such time as none of the Buyer’s Shares are held in escrow pursuant to the terms of the Escrow Agreement